_________, 2008

Wilshire Associates Incorporated
1299 Ocean Avenue, Suite 700
Santa Monica, CA  90401

Re:	Investment Advisory Agreement between Wilshire Associates
Incorporated (the “Advisor”) and Wilshire Mutual Funds, Inc.
(the “Company”) dated April 1, 2002 (the “Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1(B) of the Agreement, we are hereby providing notification of a new series of the Company called “Wilshire/MAXAM Diversity Fund” (the “New Fund”).  The New Fund shall pay the Advisor a fee based on the average net assets of the New Fund at an annual rate of 0.90% in accordance with the terms of the Fee Schedule to the Agreement.  The Agreement shall become effective with respect to the New Fund as of the date hereof and its initial term shall end on August 31, 2009.

By signing below, you agree to render the investment advisory services to the New Fund under the terms of the Agreement and this letter.

WILSHIRE MUTUAL FUNDS, INC.

By:         ___________________________
Name:     Lawrence E. Davanzo
Its:          President

Accepted this ___ day
of ___________, 2008

WILSHIRE ASSOCIATES INCORPORATED

By:          ________________________
Name:      Lawrence E. Davanzo
Its:           President